Exhibit C – Legal Opinion

Pellegrino, LLC

A New Jersey Limited Liability Company

4 E. Cherry Street

Wenonah, N.J.  08090

Tel:  (856) 292-8331

FAX (856) 504-0202

mp@pell-law.com

www.pell-law.com

March 5, 2014

Mr. Donald A. Peterson, President

Valley Forge Fund, Inc.

3741 Worthington Road

Collegeville, PA  19426-3431

RE:  Valley Forge Fund, Inc.

Mr. Peterson:

Pellegrino, LLC (the “Firm”) has been asked to provide a legality opinion to be filed with the registration statement on Form N-1A (the “Registration Statement”) of the Valley Forge Fund, Inc. (the “Fund”) relating to the sale by the Fund of up to ten million (10,000,000,000) shares of common stock, par value $0.001 per share (the “Shares”).  The Fund is a Pennsylvania corporation and is registered under the Investment Company Act of 1940, as amended, as an open-end investment company.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on the Firm’s part except to the extent otherwise expressly stated, and the Firm expresses no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, the Firm has reviewed, among other things, copies of the following documents:

(a)

a certificate of the Commonwealth of Pennsylvania as to the subsistence of the Fund;

(b)

a copy of the Fund’s Articles of Domestication (the “Articles”);

(c)

a copy of the Fund’s by-laws, and amendment thereto (together, the “By-laws”); and

(d)

a certificate executed by Lauren P. Tornetta, Secretary of the Fund, certifying, inter alia, the Fund’s Articles and By-Laws.

In the Firm’s capacity as counsel to the Fund, the Firm has examined the originals or certified, conformed or reproduced copies of all records, agreements, instruments and documents as the Firm has deemed relevant or necessary as the basis for the opinion hereinafter expressed.  In all such examinations, the Firm has assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to me as conformed or reproduced copies. As to various questions of fact relevant to such opinion, the Firm has relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Fund.

Based upon, and subject to, the limitations set forth herein, the Firm is of the opinion that the Shares, when sold in accordance with the Articles and By-Laws, and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Pennsylvania.

The Firm does not express an opinion with respect to any laws other than the laws of Pennsylvania applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Pennsylvania Associations Code.  Accordingly, the Firm’s opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Pennsylvania or any other jurisdiction.

The Firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, the Firm does not concede that it is in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Pellegrino, LLC